Exhibit 16.1

January 8, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 5, 2007, of S&T Bancorp, Inc. and are in agreement with the statements contained in the first paragraph, insofar as it relates to our firm, the second paragraph, the first sentence of the third paragraph and the fourth paragraph therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young

Pittsburgh, Pennsylvania